FORM 4

  (   )  Check this box if no longer
         subject to Section 16.  Form 4
         or Form 5 obligations may continue.
         See Instruction 1(b).

         U.S. SECURITIES AND EXCHANGE COMMISSION       _____________________
                 WASHINGTON, D.C.  20549              |   OMB APPROVAL      |
       STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP   |_____________________|
                                                      |OMB NUMBER: 3235-0287|
                                                      |EXPIRES:             |
                                                      | SEPTEMBER 30, 1998  |
       Filed pursuant to Section 16(a) of the         |ESTIMATED AVERAGE    |
         Securities Exchange Act of 1934,             |BURDEN HOURS         |
        Section 17(a) of the Public Utility           |PER RESPONSE 0.5     |
          Holding Company Act of 1935                 |_____________________|
       or Section 30(f) of the Investment
              Company Act of 1940
 ___________________________________________________________________________
 1. Name and Address of Reporting Person
    James A. Broderick
    c/o Rayovac Corporation
    601 Rayovac Drive
    Madison, WI  53711-2497
 ___________________________________________________________________________
 2. Issuer Name and Ticker or Trading Symbol

     Rayovac Corporation (ROV)
 ___________________________________________________________________________
 3. IRS OR SOCIAL SECURITY NUMBER OF REPORTING PERSON (VOLUNTARY)

 ___________________________________________________________________________
 4. Statement for Month/Year

      July/1998
 ___________________________________________________________________________
 5. If Amendment, Date of Original (Month/Year)

 ___________________________________________________________________________
 6. Relationship of reporting person to Issuer (Check all applicable)
  (  ) DIRECTOR
  (  ) 10% OWNER
  ( x) OFFICER (GIVE TITLE BELOW)
  (  ) OTHER (SPECIFY TITLE BELOW)

      Vice President, General Counsel and Secretary


 ___________________________________________________________________________
 7. Individual, or Joint/Group Filing (Check all applicable)

  ( x) Form filed by One Reporting Person
  (  ) Form filed by More than One Reporting Person

 ===========================================================================
 TABLE I
 Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
 ___________________________________________________________________________
 1. Title of Security (Instr. 3)

    Common Stock, par value $.01 per share
 ___________________________________________________________________________
 2. Transaction Date (Month/Day/Year)

     July 1, 1998
 ___________________________________________________________________________
 3. Transaction Code (Instr. 8)

     J(1)

 ___________________________________________________________________________
 4. Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)

     7,974
 ___________________________________________________________________________
 5. Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)

     121,476
 ___________________________________________________________________________
 6. Ownership Form: Direct(D) or Indirect(I) (Instr. 4)

       D
 ___________________________________________________________________________
 7. Nature of Indirect Beneficial Ownership (Instr. 4)

 ___________________________________________________________________________
 Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
 ===========================================================================
 TABLE II
 Derivative Securities Acquired, Disposed of, or Beneficially Owned
 (e.g., Puts, Calls, Warrants, Options, Convertible securities)
 ___________________________________________________________________________
 1. Title of Derivative Security (Instr. 3)

 ___________________________________________________________________________
 2. Conversion or Exercise Price of Derivative Security

 ___________________________________________________________________________
 3. Transaction Date (Month/Day/Year)

 ___________________________________________________________________________
 4. Transaction Code (Instr. 8)

 ___________________________________________________________________________
 5. Number of Derivative Securities Acquired (A) or Disposed of (D)
         (Instr. 3, 4, and 5)

 ___________________________________________________________________________
 6. Date Exercisable and Expiration Date (Month/Day/Year)

 ___________________________________________________________________________
 7. Title and Amount of Underlying Securities (Instr. 3 and 4)

 ___________________________________________________________________________
 8. Price of Derivative Securities (Instr. 5)

 ___________________________________________________________________________
 9. Number of Derivative Securities Beneficially Owned at End of Month
         (Instr. 4)

 ___________________________________________________________________________
 10. Ownership Form of Derivative Security: Direct(D) or Indirect(I)
         (Instr. 4)

 ___________________________________________________________________________
 11. Nature of Indirect Beneficial Ownership (Instr. 4)

 ___________________________________________________________________________
 EXPLANATION OF RESPONSES:

 (1)  Direction by Reporting Person to the trustee of the Rayovac
      Corporation Deferred Compensation Trust (the "Trust") to change the benchmarks which govern the yield on his interest in the Trust to reflect disposition of the shares.


     /s/ James A. Broderick                      August 3, 1998
    ---------------------------------           -------------------
    **  SIGNATURE OF REPORTING PERSON                  DATE

 _____________________________

    ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS. SEE 18 U.S.C. 1001 AND 15 U.S.C. 78FF(A).